AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.


         RESOLVED, that the By-laws of this Corporation are hereby amended by deleting Section 25 in its entirety and replacing it with the following:

                                    OFFICERS

         Section 25. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, a Vice President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board, a Vice Chairman of the Board, additional Vice Presidents, one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers. If chosen, the Chairman and Vice Chairman of the Board shall be selected from among the Directors but shall not be considered officers of the Corporation. Officers of the Corporation shall be elected by the Board of Directors at its first meeting after each annual meeting of stockholders. If no annual meeting of stockholders shall be held in any year, such election of officers may be held at any regular or special meeting of the Board of Directors as shall be determined by the Board of Directors.

         RESOLVED, that the By-laws of this Corporation are hereby amended by deleting Section 32 in its entirety and replacing it with the following, adding
Section 33 and renumbering the Sections following thereafter:

                  VICE PRESIDENTS AND ASSISTANT VICE PRESIDENTS

         Section 32. The Vice President, or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President, and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

         Section 33. The Assistant Vice President, if any, or if there be more than one, the Assistant Vice Presidents in the order determined by the Board of Directors, shall, in the absence or disability of the Vice President, perform the duties and exercise the powers of the Vice President and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

         RESOLVED, that the By-laws of this Corporation are hereby amended by adding the following Sections 40 and 41, and renumbering the Sections following thereafter:

                     CHAIRMAN AND VICE CHAIRMAN OF THE BOARD

         Section 40. If a Chairman of the Board be elected, he shall preside at all meetings of the stockholders and Directors at which he may be present and shall have such other duties, powers and authority as may be prescribed elsewhere in these By-laws. The Board of Directors may delegate such other authority and assign such additional duties to the Chairman of the Board, other than those conferred by law exclusively upon the President.

         Section 41. If a Vice Chairman of the Board be elected, he shall preside at all meetings of the stockholders and Directors at which the Chairman is absent and shall have such other duties, powers and authority as may be prescribed elsewhere in these By-laws. The Board of Directors may delegate such other authority and assign such additional duties to the Vice Chairman of the Board, other than those conferred by law exclusively upon the President.

                                                        * * * * * *

         I, the undersigned, being the Secretary of the Corporation, do hereby certify that the foregoing amendments to the By-laws were adopted by the Board of Directors of the Corporation on November 22, 1997, to be effective January 15, 1998.


                                            /s/ Patrick A. Looby
                                            Patrick A. Looby, Secretary